EXHIBIT 10-KKKK
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                        RECEIVABLES PURCHASE AGREEMENT

                                 Series 1995-2



                         dated as of December 14, 1995


                                     AMONG


                       PREMIER AUTO RECEIVABLES COMPANY,
                                  AS PREMIER,


                        CHRYSLER FINANCIAL CORPORATION,
                         AS THE PERFORMANCE GUARANTOR,


                         CHRYSLER CREDIT CORPORATION,
                       INDIVIDUALLY AND AS THE SERVICER,


                                      AND


                              ABN AMRO BANK N.V.,
                                 AS THE AGENT


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
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                               TABLE OF CONTENTS


SECTION                                                                                   PAGE
-------                                                                                   ----

ARTICLE I   DEFINITIONS....................................................................  1
        Section 1.1.  Defined Terms........................................................  1

ARTICLE II   TRANSFER, PAYMENTS AND SETTLEMENTS............................................  8
        Section 2.1.  Agreement to Purchase and Sell.......................................  8
        Section 2.2.  Selection of Tranche Periods and Tranche Rates.......................  9
        Section 2.3.  Fees and Other Costs and Expenses....................................  9
        Section 2.4.  Payments.............................................................  9
        Section 2.5.  Optional Repurchase..................................................  9
        Section 2.6.  Reduction of Commitment Amount....................................... 10
        Section 2.7.  Guarantee............................................................ 10

ARTICLE III   REPRESENTATIONS AND WARRANTIES............................................... 12
        Section 3.1.  Affiliated Entities' Representations and Warranties.................. 12
        Section 3.2.  Receivables Representations and Warranties........................... 13

ARTICLE IV   CONDITIONS PRECEDENT.......................................................... 16
        Section 4.1.  Conditions to Closing................................................ 16

ARTICLE V   COVENANTS...................................................................... 17
        Section 5.1.  Affirmative Covenants of Premier..................................... 17
        Section 5.2.  Negative Covenants of Premier........................................ 18
        Section 5.3.  Covenants of Premier, the Performance Guarantor and the Servicer..... 19

ARTICLE VI   INDEMNIFICATION............................................................... 20
        Section 6.1.  Indemnities.......................................................... 20
        Section 6.2.  Tax Indemnification and Characterization............................. 22
        Section 6.3.  Increased Cost and Reduced Return.................................... 23
        Section 6.4.  Other Costs and Expenses............................................. 24
        Section 6.5.  Withholding Taxes.................................................... 24
        Section 6.6.  Allocations.......................................................... 25

ARTICLE VII   MISCELLANEOUS................................................................ 25
        Section 7.1.  Term of Agreement.................................................... 25
        Section 7.2.  Waivers; Amendments.................................................. 25
        Section 7.3.  Notices.............................................................. 25
        Section 7.4.  Governing Law; Submission to Jurisdiction............................ 26
        Section 7.5.  Further Assurances................................................... 26
        Section 7.6.  Waiver of Confidentiality............................................ 26
        Section 7.7.  Confidentiality of Agreement......................................... 27
        Section 7.8.  Limitation of Liability.............................................. 27
        Section 7.9.  Limitations Regarding Premier........................................ 27


                                       i

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        Section 7.10. Enforceability of Receivables........................................ 27
        Section 7.11. Third-Party Beneficiaries............................................ 27
        Section 7.12. Agreement to Generic Provisions and Standard Provisions.............. 28


EXHIBITS              DESCRIPTION

Exhibit A             Location of Records
Exhibit B             Form of Premier Opinion
Exhibit C             Pricing Letter


SCHEDULES             DESCRIPTION

Schedule I            Generic Provisions
Schedule II           Standard Provisions
Schedule III          Receivables



                                      ii

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                        RECEIVABLES PURCHASE AGREEMENT


        RECEIVABLES PURCHASE AGREEMENT, dated as of December 14, 1995, among the Agent, the Performance Guarantor, CCC (individually and as the Servicer), and Premier.


                            PRELIMINARY STATEMENTS


        WHEREAS, the Agent desires to purchase a portfolio of receivables arising in connection with automobile retail installment sale contracts generated by Chrysler Credit Corporation in the ordinary course of business and sold to Premier;

        WHEREAS, Premier is willing to sell such receivables to the Purchasers through the Agent; and

        WHEREAS, the Servicer is willing to service such receivables pursuant to the Servicing Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        Section 1.1. Defined Terms. The following terms shall have the meanings set forth or referred to below:

        "ABN AMRO" shall mean ABN AMRO Bank N.V., in its individual capacity and not in its capacity as the Agent.

        "Adverse Claim" shall mean, for any assets or properties of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such assets or properties, except those in favor of the Agent.

        "Affiliated Entities" shall mean CCC, the Performance Guarantor and Premier.

        "Agent" shall mean ABN AMRO Bank N.V., as agent for the Purchasers.

        "Agent's Account" shall mean the Agent's account number 671101133950 at ABN AMRO.

        "Aggregate Commitment" shall mean an amount equal to Six Hundred Million Dollars ($600,000,000), as such amount may be reduced pursuant to
Section 2.6.

        "Aggregate Net Investment" shall mean the sum of the Investments for all Purchasers.

        "Aggregate Net Investment (Matured Value)" shall mean the sum of (i) the sum of the Investments for all Purchasers other than Windmill, plus (ii) the Matured Value of the Investment of Windmill.

        "Aggregate Unpaids" shall mean an amount equal to the sum of (i) the aggregate accrued and unpaid Discount with respect to all Tranche Periods, plus (ii) the Aggregate Net Investment, plus (iii) all other amounts owed (whether due or accrued) under the Transaction Documents by any Affiliated Entity to any Person.

        "Agreement" or "Purchase Agreement" shall mean this Receivables Purchase Agreement.

        "Amount Financed" shall mean, for any Receivable, the amount advanced under the Receivable toward the purchase price of the Financed Vehicle and any costs, exclusive of any amount allocable to the premium of force-placed physical damage insurance covering the Financed Vehicle.

        "Annual Percentage Rate" shall mean, for any Receivable, the annual rate of finance charges stated in the related Contract.

        "Assets" shall mean every Receivable and Related Security with respect thereto, every Collection with respect thereto (after December 6, 1995 for all simple interest Receivables and after December 31, 1995 for all precomputed Receivables) and proceeds of any of the foregoing.

        "Bankruptcy Event" shall mean, for any Person, that (i) such Person shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, where such proceeding was instituted against such Person, such proceeding shall not have been dismissed or stayed for a period of thirty
(30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or appointment of a receiver, trustee, custodian or other similar official for, such Person or any substantial part of such Person's property) shall occur or (ii) such Person shall take any corporate action to authorize any of the actions set forth in clause (i) in this definition.

        "Business Day" shall mean any day (other than Saturday, Sunday and any day on which banking institutions located in New York, New York or Chicago, Illinois are authorized or required to close and excluding any day which is a holiday on the Federal Reserve calendar) and, with respect to any matters relating to eurodollar funding, a day on which dealings in Dollars are carried on in the London interbank market.

        "Cap" shall mean the interest rate cap agreement, dated as of the date hereof, by Chrysler Financial Corporation in favor of the Agent executed under the Master Agreement, dated as of the date hereof, between Chrysler Financial Corporation and the Agent.

        "CCC" shall mean Chrysler Credit Corporation, a Delaware corporation.

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        "Collection" shall mean (i) for any Receivable, all payments made by, or on behalf of, the related Obligor (including any Finance Charges paid), all Liquidation Proceeds and any amount the Servicer is deemed to have received, or obligated to remit, pursuant to Section 2.16 of the Servicing Agreement or otherwise, each with respect to such Receivable and (ii) for all Receivables, the aggregate amount described in clause (i) for all Receivables, amounts received under the Cap or any successor or substitute therefore and interest paid on amounts deposited in, or credited to, the Agent's Account.

        "Contract" shall mean, for any Receivable, all retail installment sales contracts identified and listed on Schedule III (which Schedule III may be in the form of microfiche).

        "Dealer" shall mean the dealer who sold a Financed Vehicle and who originated, and then sold to CCC under an existing agreement between such dealer and CCC, the related Receivable.

        "Designated Financial Officer" shall mean, for any Person, any vice president, controller, assistant controller, treasurer, assistant treasurer or principal financial officer of such Person.

        "Discount" shall mean, for any Tranche Period:

                      TR x TA x  AD
                                ----
                                Year

Where "TR" is equal to the Tranche Rate applicable to such Tranche Period; "TA" is equal to the Dollar amount of the Investment allocated to such Tranche Period; "AD" is equal to the actual number of days elapsed during such Tranche Period; and "Year" is equal to the number three hundred sixty (360); provided, however, that if such Tranche Rate is the Prime Rate such number shall be the actual number of days in the applicable calendar year; and shall also mean the Early Collection Fee (as defined in the Pricing Letter).

        "Distribution Date": Refer to the Servicing Agreement.

        "Dollar" and "$" shall mean lawful money of the United States of America.

        "Effective Date": Refer to Section 4.1.

        "Federal Bankruptcy Code" shall mean the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

        "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) for such day on transactions received by ABN AMRO from three (3) federal funds brokers of recognized standing selected by it.

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        "Fee Letter" shall mean the letter agreement, dated the date hereof, among Premier, the Performance Guarantor, ABN AMRO and the other parties thereto. For purposes of this Agreement and references to this Agreement, the Fee Letter shall be a supplement to this Agreement.

        "Finance Charges" shall mean, for any Contract, any finance, interest or similar or other charges owing by an Obligor pursuant to such Contract (excluding, however, all amounts described in the last sentence of Section 2.8(a) of the Servicing Agreement).

        "Financed Vehicle" shall mean, for any Receivable, the automobile or light-duty truck, together with all accessions thereto, securing the Obligor's indebtedness under such Receivable.

        "Funding Agreement" shall mean any agreement or instrument executed by Windmill and executed by or in favor of any Windmill Funding Source and this Agreement.

        "Governmental Authority" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court or any arbitrator, in each case whether in the USA or foreign.

        "Indebtedness" shall mean, for any Person, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property (other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade),
(iii) obligations (including leases), whether or not assumed, secured by a lien on, or payable out of the proceeds or production from, property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by bonds, debentures, notes, acceptances or other instruments, (v) capitalized lease obligations and (vi) obligations pursuant to a guaranty.

        "Indemnified Losses": Refer to Section 6.1.

        "Investment" shall mean, for each Purchaser, the difference of (a) the sum of (i) the portion of the Purchase Payment made by, or on behalf of, such Purchaser, plus (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser (in connection with such Purchaser's acquisition of an interest in the Assets from another Purchaser), plus (iii) all accrued and unpaid Discount owed to such Purchaser which has been paid or deferred by such Purchaser in accordance with Section 2.4(a), less (b) the aggregate amount of Collections and other amounts (including payments received and amounts received from another Purchaser) received or exchanged (and not rescinded or returned) and applied by the Agent or such Purchaser to reduce such Purchaser's Investment.

        "Liquidation Proceeds":  Refer to the Servicing Agreement.

        "Matured Value" shall mean, of any Investment, the sum of (a) such Investment, plus (b) all unpaid Discount which is then scheduled to become due (whether or not then due) on such Investment during all Tranche Periods applicable to all or any part of such Investment, plus (c) all unpaid fees and other amounts which are then known and scheduled to become due (whether or not then due) on, or in connection with, such Investment during all Tranche Periods applicable to all or any part of such Investment.

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        "Monthly Report":  Refer to the Servicing Agreement.

        "Net Receivables Balance" shall mean the unpaid principal balance of all Receivables excluding Receivables repurchased by any Affiliated Entity pursuant to the Transaction Documents for which the Agent has received the net proceeds therefrom and Receivables liquidated by the Servicer through the sale of a Financed Vehicle or otherwise (after all then available anticipated means of recovery thereon have been exhausted) for which the Agent has received the net proceeds therefrom.

        "Obligor" shall mean, for any Receivable, the Person obligated to make payments on such Receivable or any guarantor of such obligation.

        "Performance Guarantor" shall mean Chrysler Financial Corporation, a Michigan corporation.

        "Person" shall mean individuals, partnerships, limited liability companies, corporations, business trusts, joint stock companies, trusts, unincorporated associations, joint ventures, Governmental Authorities or any other entity of whatever nature.

        "Portfolio Loss Ratio" shall mean, on each Distribution Date, the average (expressed as a percentage) of (i) the unpaid principal balance of all Receivables which are determined to be uncollectible by the Servicer in a calendar month, less any Liquidation Proceeds received in such month, divided by (ii) the sum of Collections received during such month on all Receivables, as determined with respect to each of the four (4) most recently completed calendar months (or such shorter number of months as have elapsed since the date hereof).

        "Premier" shall mean Premier Auto Receivables Company, a Delaware corporation.

        "Pricing Letter" shall mean the letter agreement, dated the date hereof, among Premier, the Performance Guarantor, ABN AMRO and the other parties thereto. For purposes of this Agreement and references to this Agreement, the Pricing Letter shall be a supplement to this Agreement.

        "Prime Rate" shall mean a rate per annum equal to the greater (redetermined daily) of (i) the floating commercial loan rate of ABN AMRO for Dollars announced from time to time and (ii) the Federal Funds Effective Rate plus three fourths of one percent (0.75%).

        "Purchase Date" shall mean the Business Day on which the Purchase Payment is made.

        "Purchase Payment" shall mean the payment of Five Hundred and Ninety-Five Million Dollars ($595,000,000) by or on behalf of the Purchasers to Premier on the Purchase Date.

        "Purchasers" shall mean Windmill and each other Person which, from time to time, has purchased, or agreed (on a committed or uncommitted basis) to purchase, an interest in the Assets.

        "Receivable" shall mean each receivable listed on Schedule III.

        "receivable" shall mean any indebtedness and other obligations owed to Premier (without giving effect to any transfer or conveyance to the Agent hereunder) or any right of Premier to payment from or on behalf of an Obligor whether constituting an account, chattel paper, instrument or general

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intangible, arising in connection with the sale of goods or the rendering of services by a Dealer, including the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual promissory note or installment purchase agreement, shall constitute a receivable separate from a receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

        "Records" shall mean, for any Receivable, all Contracts and other documents, books, records and other information relating to such Receivable and the related Obligor (including the original account receivable, the credit applications and the certificate of title for the related Financed Vehicle).

        "Related Security" shall mean, for any Receivable, (i) all of Premier's right, title and interest in the Financed Vehicles (including returned Financed Vehicles, if any) the sale of which by a Dealer gave rise to such Receivable, and all insurance contracts with respect thereto, (ii) all other security interests or liens and property subject thereto, if any, purporting to secure payment of such Receivable, together with all financing statements signed by an Obligor describing any collateral securing such Receivable, (iii) all guaranties, letters of credit, insurance and other agreements supporting or securing payment of such Receivable (including any recourse to Dealers), (iv) all service contracts and other contracts and agreements related to such Receivable and (v) all Records related to such Receivable.

        "Scheduled Payment" shall mean, for any Receivable, that portion of the payment required to be made by the Obligor during the respective calendar month sufficient to amortize the unpaid principal balance under the actuarial method over the term of the Receivable and to provide interest at the Annual Percentage Rate.

        "Servicer" shall mean CCC in its capacity as Servicer.

        "Servicer Fee": Refer to the Servicing Agreement.

        "Servicer Termination Event": Refer to the Servicing Agreement.

        "Servicing Agreement" shall mean the Servicing Agreement, dated as of the date hereof, between the Servicer, Premier, the Performance Guarantor and the Agent.

        "Significant Event" shall mean the occurrence of any one or more of the following:

        (a) (i) the Servicer (or any sub-collection agent) shall fail to perform or observe any term, covenant or agreement under any Transaction Document (other than as referred to in clause (ii)), and such failure shall remain unremedied for three (3) Business Days or (ii) any Affiliated Entity shall fail to make any payment or other transfer of funds to be made by it under any Transaction Document when due; or

        (b) any Affiliated Entity shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2 or 5.3; provided, however, that no such failure with respect to any receivable shall constitute a Significant Event if the obligations under Section 2.16 of the Servicing Agreement, with respect thereto, shall have been satisfied; or

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        (c) any representation, warranty, certification or statement made by, or deemed to be made by, any Affiliated Entity in, or pursuant to, any Transaction Document or any certificate, report, statement or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made; provided, however, that no such breach with respect to any receivable shall constitute a Significant Event if the obligations under Section 2.16 of the Servicing Agreement, with respect thereto, shall have been satisfied; or

        (d) any Affiliated Entity shall default in the performance of any undertaking under any Transaction Document (other than those covered by clause
(a) or (b)), and such default shall continue for two (2) Business Days; or

        (e) failure of any Affiliated Entity to pay any Indebtedness (except for any such Indebtedness in an aggregate principal amount at any one time outstanding of up to (i) Fifty Million Dollars ($50,000,000) in the case of the Performance Guarantor, (ii) Ten Million Dollars ($10,000,000) in the case of CCC or (iii) One Million Dollars ($1,000,000) in the case of Premier) when due; or the default by any Affiliated Entity in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or there shall occur a default, termination event or similar event by or with respect to any Affiliated Entity under any agreement providing for the sale, transfer or conveyance by any Affiliated Entity of any of its financial assets; or

        (f) A Bankruptcy Event shall occur with respect to any Affiliated Entity or any of their respective subsidiaries; or

        (g) any Affiliated Entity shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally; or

        (h) the Portfolio Loss Ratio shall exceed five and one half percent (5.5%); or

        (i) the Net Receivables Balance plus all Principal Collections received by the Servicer and not yet applied to reduce Aggregate Net Investment at any time shall be less than one hundred and four percent (104%) of the Aggregate Net Investment at such time, and such failure shall continue for one (1) Business Day after any Affiliated Entity has knowledge thereof; or

        (j) there shall occur a material adverse change in the creditworthiness, financial condition, business, operations or prospects of the Performance Guarantor or in the ability of any Affiliated Entity to perform its obligations under any Transaction Document to which it is (or is stated to be) a party, including the collection of the Receivables or in the enforceability or collectibility of the Receivables; or

        (k) any Affiliated Entity shall, directly or indirectly, disaffirm or contest in any manner the effectiveness, validity, binding nature or enforceability of any of the Transaction Documents, or any of the Transaction Documents shall fail to be the binding and enforceable obligation of any Affiliated Entity that is (or is stated to be) a party thereto; or

        (l) [Reserved]; or


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        (m) a Servicer Termination Event shall occur; or

        (n) this Agreement shall fail to vest and maintain vested in the Agent a valid first priority perfected ownership interest in the Assets; or

        (o) CCC shall breach, or fail to perform under, Section 5.2 of the Servicing Agreement, and such breach or failure shall remain unremedied for two (2) Business Days.

        "Taxes" shall mean all taxes, charges, fees, levies or other assessments including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes (including, in each such case, any interest, penalties or additions attributable to, imposed on or with respect to any such taxes, charges, fees or other assessments) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

        "Tranche Period":  Refer to the Pricing Letter.

        "Tranche Rate":  Refer to the Pricing Letter.

        "Transaction Documents" shall mean this Agreement and all other financing statements, documents, instruments and agreements executed in connection herewith and therewith.

        "UCC" shall mean, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state.

        "USA" shall mean the United States of America, including all states and political subdivisions thereof.

        "Windmill" shall mean Windmill Funding Corporation, a Delaware corporation.

        "Windmill Funding Source" shall mean any insurance company, bank, financial institution or other Person providing liquidity, back-up purchase or credit support for Windmill (including the Purchasers other than Windmill).


                                  ARTICLE II

                      TRANSFER, PAYMENTS AND SETTLEMENTS

        Section 2.1. Agreement to Purchase and Sell. (a) Premier shall and hereby does sell the Assets to the Agent and hereby assigns, sells, transfers and conveys to the Agent, and the Agent hereby acquires from Premier, all of Premier's right, title and interest in and to the Assets.

        (b) As consideration for the sale of the Assets, the Agent hereby agrees to pay to Premier the Purchase Payment (One Hundred and Twenty-One Thousand Dollars ($121,000) of which shall be paid to Chrysler Financial Corporation in full payment by the Agent for the Cap) plus a deferred payment equal to the residual interest in the Assets, such residual interest in the Assets being all Assets remaining once all of the Aggregate Unpaids and Servicer Fees have been paid, satisfied and discharged in full.

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        (c) [Reserved].

        (d) [Reserved].

        Section 2.2. Selection of Tranche Periods and Tranche Rates. Premier hereby directs the Agent to make all Tranche Period and type of Tranche Rate selections on Premier's behalf until Premier otherwise directs the Agent with five (5) days prior written notice. Notwithstanding the foregoing, all Tranche Period and type of Tranche Rate selections shall be made in accordance with the Transaction Documents and the Agent shall have the right to terminate a Tranche Period in accordance with the Transaction Documents. It is understood that commercial paper rate funding may not be available, from time to time, and will not be available during the occurrence and continuation of a Significant Event.

        Section 2.3. Fees and Other Costs and Expenses. (a) General. All per annum fees shall accrue daily and shall be payable to the Agent monthly in arrears. All per annum fees hereunder shall be calculated for the actual days elapsed on the basis of a three hundred sixty (360) day year (unless otherwise expressly provided herein).

        (b) Fees. Premier shall pay to the Agent all amounts contemplated by the Fee Letter and the Pricing Letter in accordance with the terms thereof.

        Section 2.4. Payments. (a) Notwithstanding any provision contained herein to the contrary, any amounts to be paid or transferred by Premier to, or for the benefit of, any Person to whom an Aggregate Unpaid is owed shall be paid or transferred to the Agent for the benefit of such Person. All amounts to be paid or transferred by Premier or the Servicer under this Agreement shall be paid or transferred in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in Dollars and in immediately available funds (and if such funds are received after such time on such day, they shall be deemed paid on the following Business Day) into the Agent's Account. All Discount for each Tranche Period is payable upon the termination of such Tranche Period; provided, however, that, if there are insufficient funds in the Agent's Account available to pay such Discount, Premier hereby requests that the relevant Purchasers pay or defer the payment of (by incurring additional indebtedness, using its assets or any other means acceptable to such Purchaser) such Discount which payment or deferral shall give rise to an increase in such Purchasers' Investment. Notwithstanding the foregoing, Discount shall only be payable out of Assets and the obligation to pay Discount shall not be the personal obligation of Premier or constitute indebtedness of Premier. Any amount paid by any Affiliated Entity under any Transaction Document which is rescinded or returned shall not be considered paid.

        (b) Premier shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by Premier or the Servicer when due hereunder, at a rate equal to the Prime Rate, plus two percent (2%) per annum, calculated from the date any such amount became due until the date paid in full.

        Section 2.5. Optional Repurchase. If at any time the Aggregate Net Investment as shown on the most recent Monthly Report is less than ten percent (10%) of the Aggregate Net Investment as of the Effective Date, Premier may, but shall not be obligated to, at its option exercisable upon five (5) Business Days prior notice to the Agent, repurchase the Assets from the Agent (without recourse, representation or warranty except for the representation and warranty by the Agent that the Assets are being sold free and clear of any Adverse Claim created or granted by the Agent) at a price equal to the Aggregate Net Investment (Matured Value) plus all other Aggregate Unpaids.

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        Section 2.6. Reduction of Commitment Amount. On the second Business
Day following the nineteenth (19th) day of each calendar month, the unused portion of the Aggregate Commitment shall be reduced in an amount equal to the excess, if any, of the Aggregate Commitment over one hundred and two percent (102%) of the Aggregate Net Investment (Matured Value) as provided in the most recent Monthly Report and subject to verification by the Agent; provided, however, that each reduction shall be in an amount equal to One Million Dollars ($1,000,000) or an integral multiple thereof and the Aggregate Commitment shall not be reduced below one hundred and two percent (102%) of the Aggregate Net Investment (Matured Value).

        Section 2.7. Guarantee. (a) The Performance Guarantor hereby unconditionally and irrevocably covenants and agrees that it will cause CCC duly and punctually to perform and observe all of the terms, conditions, covenants, agreements and indemnities of CCC under the Servicing Agreement strictly in accordance with the terms thereof and that if for any reason whatsoever CCC shall fail to so perform and observe such terms, conditions, covenants, agreements and indemnities, the Performance Guarantor will duly and punctually perform and observe the same. The Performance Guarantor hereby unconditionally and irrevocably covenants and agrees that it will promptly deposit into the Agent's Account an amount equal to any Indemnified Loss in respect of a Receivable due pursuant to Section 6.1(a); provided, however, that such amount in respect of any Receivable giving rise to an Indemnified Loss pursuant to Section 6.1(a) shall not exceed the unpaid principal balance of such Receivable plus accrued interest thereon to the date of such deposit. Such payment by the Performance Guarantor shall satisfy its obligation to repurchase such Receivable from Premier.

        (b) The liabilities and obligations of the Performance Guarantor under this Section 2.7 shall be absolute and unconditional under all circumstances and shall be performed by the Performance Guarantor regardless of (i) whether the Agent or any other Person shall have taken any steps to collect from Premier or CCC any of the amounts payable by Premier or CCC to the Agent or any other Person under Section 6.1(a) or the Servicing Agreement, respectively, or shall have otherwise exercised any of their rights or remedies under the Transaction Documents against Premier or CCC, (ii) the validity, legality or enforceability of any of the Transaction Documents, or the disaffirmance of any thereof in any insolvency, bankruptcy or reorganization proceedings relating to Premier or CCC, (iii) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of any Transaction Document or any of the rights of the Agent or any other Person as against Premier or CCC or which might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any Transaction Document, (iv) the merger or consolidation of Premier or CCC into or with any corporation or any sale or transfer by Premier or CCC of all or any part of its property or (v) any other circumstances whatsoever (with or without a notice to or knowledge of the Performance Guarantor) which may or might in any manner or to any extent vary the risk of the Performance Guarantor, or might otherwise constitute a legal or equitable discharge of a surety or guarantor; it being the purpose and intent of the Performance Guarantor that the liabilities and obligations of the Performance Guarantor under this Section 2.7 shall be absolute and unconditional under any and all circumstances, and shall not be discharged except by payment and performance as provided in Section 6.1(a) or the Servicing Agreement, as applicable.

        (c) Without in any way affecting or impairing the liabilities and obligations of the Performance Guarantor under this Section 2.7 (which shall be determined by this Section 2.7, Section 6.1(a) and the Servicing Agreement in their form on the Purchase Date prior to any modification thereof and as modified with the written consent of the Performance Guarantor), the Agent or any other Person may at any time and from time to time in their discretion, without the consent of, or notice to, the Performance Guarantor, (i) extend or change the time, manner, place or terms of payment of any or all of the amounts payable by Premier or CCC to the Agent or any other Person under any of the Transaction Documents or amend, supplement, waive, extend or otherwise modify any of the terms of any of the Transaction Documents or (ii) settle or compromise any of the amounts payable by Premier or CCC to the Agent or any other Person under any of the Transaction Documents or subordinate the same to the claims of others.

        (d) The provisions of this Section 2.7 shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the amounts payable by Premier or CCC to the Agent or any other Person under
Section 6.1(a) or the Servicing Agreement, respectively, is rescinded or must otherwise be restored or returned by the Agent or any other Person upon the insolvency, bankruptcy or reorganization of Premier or CCC, or otherwise, all as though such payment had not been made. The Performance Guarantor hereby waives (i) notice of the occurrence of any default hereunder or under the Servicing Agreement, (ii) any requirement of diligence or promptness on the part of the Agent or any other Person in making demand, commencing suit or exercising any other right or remedy under any of the Transaction Documents, or otherwise, and (iii) any right to require the Agent or any other Person to exercise any right or remedy against Premier or CCC prior to enforcing any of its rights against the Performance Guarantor under this Section 2.7.

        (e) The Performance Guarantor covenants and agrees that so long as any of the amounts payable by Premier or CCC to the Agent or any other Person under Section 6.1(a) or the Servicing Agreement, respectively, remain unpaid, the Performance Guarantor will maintain ownership of not less than eighty percent (80%) of the issued and outstanding shares of each class of capital stock of CCC that is entitled to vote generally for the election of directors; provided, however, that nothing in this Section 2.7 shall prevent the merger or consolidation of the Performance Guarantor, Premier and CCC in accordance with Section 5.3.

        (f) In addition, and not by way of limitation, to any of the liabilities and obligations of the Performance Guarantor under this Section 2.7, the Performance Guarantor covenants and agrees:

               (i) to pay or reimburse each Purchaser and the Agent for all its costs and expenses (other than legal fees and disbursements) incurred in connection with the enforcement or preservation of any rights under this Agreement or the Servicing Agreement and for the reasonable fees and disbursements of one firm of special counsel to the Agent and to the Purchasers in respect of such enforcement or preservation, and

               (ii) to pay, indemnify, and hold each Purchaser and the Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from, any delay in paying, stamp, excise and other taxes (excluding, with respect to any Purchaser, net income and franchise taxes imposed with respect to net income), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the Servicing Agreement.

        (g) The agreements in this Section 2.7 shall survive the termination of this Agreement and the payment of the Aggregate Unpaids.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

        Section 3.1. Affiliated Entities' Representations and Warranties. Each Affiliated Entity hereby makes the following representations and warranties, solely to the extent they relate to such Affiliated Entity, on which the Agent and the Purchasers are deemed to have relied in acquiring the Assets. Such representations and warranties speak as of the Purchase Date and shall survive the sale of the Assets to the Agent hereunder.

        (a) Organization and Good Standing. Such Affiliated Entity is duly organized and validly existing as a corporation in good standing under the laws of its respective state of incorporation, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and Premier had at all relevant times, and has, the corporate power, authority and legal right to acquire, own and sell the Receivables.

        (b) Due Qualification. Such Affiliated Entity is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications.

        (c) Power and Authority. Such Affiliated Entity has the corporate power and authority to execute and deliver each Transaction Document to which it is a party and to carry out the respective terms thereof; Premier has full power, authority and legal right to sell the Assets to the Agent hereunder, and Premier has duly authorized such transfer by all necessary corporate action; and the execution, delivery and performance of each Transaction Document has been duly authorized by such Affiliated Entity which is a party thereto by all necessary corporate action.

        (d) Binding Obligation. Each Transaction Document constitutes a legal, valid and binding obligation of such Affiliated Entity which is a party thereto enforceable in accordance with its terms.

        (e) No Violation. The consummation of the transactions contemplated by each Transaction Document and the fulfillment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles or certificate of incorporation or bylaws of such Affiliated Entity, or any indenture, agreement or other instrument to which such Affiliated Entity is a party or by which it is bound; or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; or violate any law or, to the best of such Affiliated Entity's knowledge after due inquiry, any order, rule or regulation applicable to such Affiliated Entity of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over such Affiliated Entity or its properties.

        (f) No Proceedings. To the best of such Affiliated Entity's knowledge after due inquiry, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over such Affiliated Entity or its properties: (i) asserting the invalidity of any of the Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Transaction Documents or (iii) seeking any determination or ruling that might materially and adversely affect the performance by such Affiliated Entity of its obligations under, or the validity or enforceability of, any of the Transaction Documents.

        (g) No Insolvent Obligors. No Obligor on a Receivable is shown on any related Record as the subject of a Bankruptcy Event.

        (h) Perfection. Immediately preceding the sale of the Assets to the Agent hereunder, the Dealers shall have been the original owners and shall have effectively sold all the Assets to CCC, which, in turn, shall have effectively sold all the Assets to the Performance Guarantor which, in turn, shall have effectively sold all the Assets to Premier, in each case, free of any Adverse Claim, and Premier shall be the owner of all of the receivables purported to be Receivables hereunder and all other Assets. The Agent has a valid and perfected first priority ownership interest in each item comprising the Assets and in each of the Assets free and clear at all such times of any Adverse Claim.

        (i) Coverage Requirement. On the Purchase Date, the Net Receivables Balance with respect to Receivables for which all of the representations and warranties set forth in Section 3.2 are true and correct in all material respects on the Purchase Date equals or exceeds one hundred four and one half percent (104.5%) of the Aggregate Net Investment.

        (j) Significant Event. No Significant Event or any event or condition which but for the lapse of time or the giving of notice, or both, would constitute a Significant Event has occurred and is continuing.

        (k) Schedule of Receivables. The information set forth in Schedule III is true and correct in all material respects as of the opening of business on the Effective Date and no selection procedures believed to be adverse to the Agent were utilized in selecting the Receivables. The computer tape regarding the Receivables made available to the Agent and its assigns is true and correct in all respects.

        (l) Accuracy of Information. All information heretofore furnished by, or on behalf of, such Affiliated Entity to the Agent or any other Person is, and all such information hereafter furnished will be, true and accurate in every material respect (or based on reasonable estimates, disclosed to be estimates) and has not omitted and will not omit any information necessary to make the statements therein not materially misleading.

        (m) Authorization. Each certificate or other document delivered by such Affiliated Entity under any Transaction Document shall be delivered on its behalf by a Designated Financial Officer.

        Section 3.2. Receivables Representations and Warranties. Premier hereby makes the following representations and warranties on which the Agent and each Purchaser are deemed to have relied in acquiring the Assets. Such representations and warranties speak as of the Purchase Date and shall survive the sale of the Assets to the Agent hereunder.

        (a) Characteristics of Receivables. Each Receivable (A) was originated in the USA (other than in the State of Alabama) by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business, was fully and properly executed by the parties thereto, was purchased by Premier from CCC or the Performance Guarantor, which, in turn, had purchased such Receivable from such Dealer under an existing dealer agreement with CCC, and was validly assigned by such Dealer to

CCC in accordance with its terms, (B) has created or shall create a valid, subsisting and enforceable first priority security interest in favor of CCC in the Financed Vehicle, which security interest has been assigned to Premier and is assignable by Premier to the Agent, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security and (D) provides for level monthly payments (provided, however, that the payment in the first or last month in the life of the Receivable may be minimally different from the level payments) that fully amortize the Amount Financed by maturity and yield interest at the Annual Percentage Rate.

        (b) Schedule of Receivables. The information set forth in Schedule III is true and correct in all material respects and no selection procedures believed to be adverse to the Agent were utilized in selecting the Receivables. The computer tape regarding the Receivables made available to the Agent is true and correct in all respects.

        (c) Compliance with Law. Each Receivable and the sale of the related Financed Vehicle complies in all material respects with all requirements of applicable federal, state and local laws and regulations thereunder, including usury laws, the federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Texas Consumer Credit Code and State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.

        (d) Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms.

        (e) No Government Obligor. None of the Receivables is due from a Governmental Authority.

        (f) Security Interest in Financed Vehicle. Immediately prior to the sale, assignment and transfer thereof, each Receivable shall be secured by a validly perfected first security interest in the Financed Vehicle in favor of Premier as secured party or all necessary and appropriate actions have been commenced that would result in the valid perfection of a first security interest in the Financed Vehicle in favor of Premier as secured party.

        (g) Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the lien granted under the related Receivable in whole or in part.

        (h) No Waiver. No provision of a Receivable has been waived.

        (i) No Amendments. No Receivable has been amended such that the amount of the Obligor's Scheduled Payments has been increased except for increases resulting from the inclusion of any premiums for forced-placed physical damage insurance covering the Financed Vehicle.

        (j) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any Receivable.

        (k) No Liens. No liens or claims have been filed for work, labor or materials relating to a Financed Vehicle that are liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted under any Receivable.

        (l) No Default. No Receivable has a payment that is more than ninety
(90) days overdue and, except as permitted in this paragraph, no default, breach, violation or event permitting acceleration under the terms of any Receivable has occurred; and no continuing condition that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable has arisen; and Premier or Servicer has not waived and shall not waive any of the foregoing.

        (m) Insurance. Premier or Servicer, in accordance with its customary procedures, has determined that the Obligor has obtained physical damage insurance covering the Financed Vehicle and under the terms of the Receivable the Obligor is required to maintain such insurance.

        (n) Title. No Receivable, or any interest therein, has been sold, transferred, assigned or pledged by Premier to any Person other than the Agent. Immediately prior to the sale and assignment herein contemplated, Premier had good and marketable title to each Receivable free and clear of all Adverse Claims and, immediately upon the sale thereof, the Agent shall have good and marketable title to each Receivable, free and clear of all Adverse Claims; and the sale has been perfected under the UCC.

        (o) Lawful Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Receivable is unlawful, void or voidable.

        (p) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give the Agent a first priority perfected ownership interest in the Receivables shall have been made.

        (q) One Original. There is only one original executed copy of each Receivable.

        (r) Maturity of Receivables. Each Receivable has a final maturity date not later than December 31, 2000.

        (s) Scheduled Payments. Each Receivable has a first scheduled payment due on or prior to the end of January, 1996.

        (t) Location of Receivable Files. The Records for each Receivable are kept at one or more of the locations listed in Exhibit A.

        (u) Unpaid Principal Balance. Each Receivable (A) has an outstanding gross balance of at least One Thousand Dollars ($1,000) and (B) is denominated only in Dollars and payable only in the USA.

        (v) No Bankruptcies, First-Time Buyers or Alabama Residents. No Obligor on any Receivable was, or is, noted in the related Records as having suffered a Bankruptcy Event, no Obligor financed a Financed Vehicle under CCC's "New Finance Buyer Plan" program, and no Obligor is an Alabama resident.

        (w) No Repossessions. No Financed Vehicle securing any Receivable is in repossession status.

        (x) Chattel Paper. Each Receivable constitutes "chattel paper" as defined in the UCC.

        (y) 1933 and 1940 Acts. Each Receivable is an account receivable representing all or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940. The purchase of each Receivable with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

        Section 4.1. Conditions to Closing. This Agreement shall become effective on the date (the "Effective Date") on which the Agent shall have received the following:

        (a) Transaction Documents. An executed copy of each Transaction Document (including any necessary or desirable financing statements).

        (b) Corporate Proceedings of the Affiliated Entity. A copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors or a committee thereof of each Affiliated Entity authorizing the execution, delivery and performance of each Transaction Document to which it is a party, certified by the Secretary or an Assistant Secretary of such Affiliated Entity, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

        (c) Corporate Documents. True and complete copies of each Affiliated Entity's articles or certificate of incorporation, certified by the Secretaries of State of the jurisdiction of its incorporation, and by-laws, certified by its Secretary or Assistant Secretary.

        (d) No Violation. A certificate of an appropriate officer of each Affiliated Entity that the consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, as to such Affiliated Entity, any law, rule, regulation or order or the certificate or articles of incorporation, by-laws or other organizational or governing documents of such Affiliated Entity.

        (e) Consents, Licenses and Approvals. A certificate of an appropriate officer of each Affiliated Entity (i) attaching copies of all necessary consents, authorizations and filings, and (ii) stating that such consents, licenses and filings are in full force and effect.

        (f) Legal Opinions. The executed legal opinion of A.L. Ronquillo, general counsel of the Affiliated Entities, substantially in the form of Exhibit B.

        (g) Good Standing. Good standing certificates for each of the Affiliated Entities issued by the Secretaries of State of the jurisdiction of its incorporation.

        (h) Certificate. A certificate of the Secretary or any Assistant Secretary of each of the Affiliated Entities certifying the names and signatures of the officers authorized on its behalf to execute each Transaction Document to which it is a party (on which certificate the Agent may conclusively rely until such time as the Agent shall receive from it a revised certificate meeting the requirements of this Section 4.1(h)).

        (i) [Reserved].

        (j) Receipt. A receipt for payment of any fee payable on or before the date hereof pursuant to the Fee Letter and the Pricing Letter.

        (k) Other. Such other approvals, opinions or documents as the Agent may reasonably request.

Premier's acceptance of the Purchase Payment shall evidence Premier's representation and warranty that all of this Section 4.1 has been satisfied.


                                   ARTICLE V

                                   COVENANTS

        Section 5.1. Affirmative Covenants of Premier. Premier hereby covenants, undertakes and agrees that, unless the Agent shall otherwise consent in writing, Premier will perform the following covenants and agreements:

        (a) Notices. Premier will notify the Agent in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person affected with respect thereto:

               (i) Significant Events. The occurrence of any Significant Event, and such notice shall include a statement of a Designated Financial Officer of Premier, setting forth the date of such occurrence and the nature thereof.

               (ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or at any time thereafter) in any material respect with respect to any Receivable.

        (b) Conduct of Business. Premier will, and will cause each other Affiliated Entity to, do all things necessary for each to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        (c) Compliance with Laws. Premier will, and will cause each other Affiliated Entity to, comply (in all material respects and in all respects that could have an adverse effect on the enforceability of any Transaction Document or the enforceability, collectibility or quality of any Receivable) with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which such Person or the Receivables or any other Asset may be subject.

        (d) Furnishing of Information and Inspection of Records. Premier will furnish to the Agent and the Servicer from time to time such information with respect to the Receivables as the Agent or the Servicer, as the case may be, shall reasonably request, including listings identifying the Obligor and the unpaid principal balance for each Receivable. Premier will, and will cause each other Affiliated Entity to, permit, at any time during regular business hours upon one (1) day prior notice, the Agent, or its agents or representatives, to: (A) examine and make copies of and abstracts from all Records and (B) visit the offices and properties of any Affiliated Entity for the purpose of examining such Records. Premier shall cause all information heretofore, and all such information hereafter, furnished by, or on behalf of, any Affiliated Entity to the Agent or the Servicer for purposes of or in connection with this Agreement or any transaction contemplated hereby to be materially true and accurate, in each case on the date such information is stated or certified.

        (e) Keeping of Records and Books. Premier will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), maintain adequate facilities, personnel and equipment (including computer software and hardware), and keep and maintain all Records, documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the immediate identification of all Collections of and adjustments to each Receivable).

        (f) Separate Corporate Existence. Premier will take all actions necessary to maintain its identity as a separate legal entity from each other Affiliated Entity.

        (g) Performance and Compliance with Receivables and Contracts. Premier will, and will cause each other Affiliated Entity and each Dealer to, at its expense, fully perform in a timely fashion and comply in all material respects with all provisions, covenants and other promises required to be observed by it, or such Affiliated Entity or such Dealer, under or in connection with each Asset and will not do anything to impair the rights of the Agent in, or to, such Assets.

        (h) [Reserved].

        (i) Perfection. Premier shall at all times maintain its chief executive offices within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. Premier agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Agent may reasonably request in order to perfect or protect the Agent's ownership interest in the Assets or to enable the Agent to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, Premier will, on or prior to the Purchase Date (and promptly upon any changes or additions hereafter), mark its master data processing records and other books and records relating to the Assets with a legend describing the Agent's interest therein. A copy of this Agreement or any financing statement shall be sufficient as a financing statement.

        Section 5.2. Negative Covenants of Premier. Premier hereby covenants, undertakes and agrees that, unless the Agent shall otherwise consent in writing, Premier will perform the following covenants and agreements:

        (a) Sales and Liens Relating to Receivables. Except as otherwise provided herein, Premier will not pledge, grant, transfer, convey, sell, assign (by operation of law or otherwise) or otherwise transfer or dispose of, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement or similar document) or with respect to any Asset or assign any right to receive the proceeds or income in respect of any of the foregoing.

        (b) Extension or Amendment of Receivables. Except as otherwise permitted in the Servicing Agreement, Premier will not, and will not permit any other Affiliated Entity or any Dealer to, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

        (c) Change in Business or Collection Policies. Premier will not, and will not permit any other Affiliated Entity or any Dealer to, make any change in the character of its business or in Premier's or the Servicer's collection policies, which change would, in either case, materially impair the enforceability, collectibility or quality of any Receivable.

        (d) Accounting of Sales. Premier will not, and will not permit any other Affiliated Entity or any Dealer to, voluntarily prepare any financial statements which shall account for, or in any other respect (including for accounting and tax purposes) account for or treat, the transactions contemplated hereby in any manner other than as a sale of Receivables or in any manner inconsistent with the Agent's ownership interest in the Assets.

        (e) Contingent Liabilities. Premier will not guarantee, endorse or otherwise be or become contingently liable (including by agreement to maintain balance sheet tests but excluding customary indemnifications provided in the ordinary course of business) in connection with the obligations of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business and reimbursement or indemnification obligations in favor of the Agent or the Purchasers as provided for under this Agreement.

        Section 5.3. Covenants of Premier, the Performance Guarantor and the Servicer. Premier, the Performance Guarantor and the Servicer hereby jointly and severally covenant, undertake, and agree that unless the Agent shall otherwise consent in writing, Premier, the Performance Guarantor and the Servicer will perform the following covenants and agreements:

        (a) Merger, etc. Neither Premier nor the Performance Guarantor nor the Servicer will merge or consolidate with or into any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except that:

                 (i) Premier may merge or consolidate with or into the Performance Guarantor, provided that immediately after such merger or consolidation, the representations and warranties set forth in Section 3.1, with respect to the Performance Guarantor, shall be true and correct as of such time;

                (ii) Premier may merge or consolidate with or into any other Person, provided that any Person (A) into which Premier may be merged or consolidated, (B) which may result from any merger or consolidation to which Premier shall be a party or (C) which may succeed to the properties and assets of Premier substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of Premier under the

        Transaction Documents, shall be the successor to Premier thereunder without the execution or filing of any document or any further act by any of the parties to the Transaction Documents; provided, however, that (I) immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 3.1 shall have been breached and no Servicer Termination Event or Significant Event and no event that, after notice or lapse of time, or both, would become a Servicer Termination Event or Significant Event shall have occurred and be continuing, (II) Premier shall have delivered to the Agent an officers' certificate and an opinion of counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 5.3(a)(ii) and that all conditions precedent, if any, provided for in any of the Transaction Documents relating to such transaction have been complied with, (III) any rating agency condition with respect to the Transaction Documents shall have been satisfied with respect to such transaction and (IV) Premier shall have delivered to the Agent an opinion of counsel either (x) stating that, in the opinion of such counsel, all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary fully to preserve and protect the interest of the Agent in the Assets and reciting the details of such filings or
        (y) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interests. Notwithstanding anything therein to the contrary, the execution of the foregoing agreement of the assumption and compliance with clauses (I), (II),
        (III) and (IV) above shall be conditions to the consummation of the transactions referred to in clauses (A), (B) or (C) above;

               (iii) the Performance Guarantor may merge or consolidate with or into any other Person, provided that (A) the Performance Guarantor shall be the continuing or surviving corporation, and (B) immediately after such merger or consolidation, the representations and warranties set forth in Section 3.1, with respect to the Performance Guarantor, shall be true and correct as of such time; and

                (iv) The Servicer may merge or consolidate (A) with or into the Performance Guarantor (provided that the Performance Guarantor shall be the continuing or surviving corporation), (B) with or into any one or more of its wholly-owned subsidiaries (provided that a wholly-owned subsidiary of the Performance Guarantor shall be the continuing or surviving corporation) and (C) with or into any other Person, if the Servicer shall be the continuing or surviving corporation and shall continue to be a subsidiary of the Performance Guarantor and immediately after such merger or consolidation, the representations and warranties set forth in Section 3.1, with respect to the Performance Guarantor, shall be true and correct as of such time.


                                  ARTICLE VI

                                INDEMNIFICATION

        Section 6.1. Indemnities. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, Premier hereby agrees to indemnify, defend, protect, save and hold harmless the Agent and each Purchaser and its respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses, including reasonable attorneys' fees (which attorneys may include employees of the Agent, any Purchaser, or any assignee, if any), court costs, settlements and disbursements (all of the foregoing being collectively referred to as "Indemnified

Losses") which may at any time be imposed on, asserted or awarded against or incurred or suffered by any of them arising out of or as a result of any Transaction Document or the transactions contemplated thereby or the acquisition, either directly or indirectly, by the Agent of the Assets or any action taken or omitted by any of the Indemnified Parties, excluding, however,
(i) Indemnified Losses to the extent a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or (ii) Indemnified Losses to the extent the same include losses in respect of uncollectible Receivables solely due to the credit risk of the Obligor and reimbursement therefor would constitute recourse to Premier for the amount of uncollectible Receivables; provided, however, that nothing contained in this sentence shall limit the liability of Premier, the Performance Guarantor, CCC or the Servicer or limit the recourse of the Agent and each Purchaser to Premier, the Performance Guarantor, CCC or the Servicer, respectively, for any amounts otherwise specifically provided to be paid by Premier, the Performance Guarantor, CCC or the Servicer under the terms of this Agreement, including the terms of the next succeeding sentence. Without limiting the generality of the foregoing indemnification, Premier agrees to indemnify the Agent and each Purchaser for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Premier) relating to or resulting from:

        (a) the inclusion in the Net Receivables Balance of any Receivable other than a Receivable with respect to which all of the representations and warranties set forth in Section 3.2 are true and correct in all material respects on the Purchase Date;

        (b) any representation or warranty made by any Affiliated Entity, the Servicer or any officers of either thereof under or in connection with any of the Transaction Documents, including any Monthly Report or any other information or report delivered by any Affiliated Entity or the Servicer or any officers of any thereof, pursuant hereto or thereto, that shall have been false, misleading or incorrect in any material respect, or omitted to state a material fact, when made or deemed made;

        (c) any alleged failure by Premier, the Servicer, or any other Person (acting for, on behalf of, or together with, Premier or the Servicer) to comply with any applicable law, rule or regulation with respect to any Receivable, or the collectability thereof, or any Contract related thereto, imposed by any governmental or regulatory body, including any requirements of licensing, registration, authorizations, consents and approvals necessary or desirable for the entering into of any Contract, for the creation of any Receivable or for the sale of any interest in any Receivable to the Agent hereunder and including laws, rules and regulations relating to usury, disclosures, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, trade practices, consumer protection and privacy, or any of the foregoing which may affect the enforceability of any Receivable, or the nonconformity of any Receivable or Contract included therein or sale of the Assets to the Agent hereunder with any such applicable law, rule or regulation;

        (d) the failure to vest and maintain vested in the Agent a perfected ownership interest in the Assets free and clear of any Adverse Claim;

        (e) the failure to vest and maintain vested in the Agent a perfected security interest in the Assets free and clear of any Adverse Claim;

        (f) [Reserved];

        (g) the failure by Premier, the Servicer, or any other Person (acting for, on behalf of, or together with, Premier or the Servicer) to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Assets;

        (h) any commingling of Collections or other funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

        (i) any dispute, claim, counterclaim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable included in the Assets (including a defense based on such Receivable or the Contract relating to such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

        (j) any failure of any Affiliated Entity or the Servicer to perform its duties or obligations in accordance with the provisions of each of the Transaction Documents to which such Affiliated Entity or the Servicer is a party; or

        (k) any action taken by the Agent under the Servicing Agreement.

        Section 6.2. Tax Indemnification and Characterization. (a) Premier agrees to pay, and to indemnify, defend, protect, save and hold harmless, on an after-Tax basis, the Agent and each Purchaser from and against, all (i) Taxes that may at any time be imposed in connection with the Receivables, any of the Transaction Documents or the receipt of payment under this Section 6.2, whether imposed upon the Agent, any Purchaser, any Affiliated Entity, any other Person, the Assets or otherwise and (ii) damages, losses, claims, liabilities and related costs and expenses and reasonable counsel fees of the Agent and each Purchaser in connection with the imposition or assertion of any Tax described in clause (i) above or defending against the same, and in all cases, whether arising by reason of the acts to be performed by any Affiliated Entity under any Transaction Document or otherwise or imposed upon or against any Purchaser, the Agent, any Affiliated Entity or any other Person or the property involved or otherwise; provided, however, that this Section 6.2(a) shall not apply with respect to Taxes on or measured by the overall net income of the Agent or any Purchaser ("Income Taxes") to the extent that the computation of such Income Taxes is consistent with the Intended Tax Characterization (defined below).

        (b) [Reserved].

        (c) It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a sale by Premier to the Agent which is acting as agent for the Purchasers and such Purchasers will be treated as the owners for tax purposes (the "Intended Tax Characterization"). The parties hereto agree to report such transactions for the purposes of all Taxes, and otherwise to act for the purposes of all Taxes, in a manner consistent with the Intended Tax Characterization.

        (d) All payments due pursuant to this Section 6.2 shall be paid no later than ten (10) Business Days after demand for such payment has been made by the Agent. Without in any way limiting the Agent's and any Purchaser's remedies, any such amount not paid when due shall bear interest at a rate equal to the Prime Rate plus two percent (2%) per annum. Any claim that the Agent or any Purchaser makes for payment pursuant to this Section 6.2 shall be accompanied by a statement of the Agent's or such Purchaser's accountants which attests that the claim has been computed in conformity with the requirements of this Section 6.2.

        Section 6.3. Increased Cost and Reduced Return. (a) If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Windmill Funding Source, the Agent or Windmill (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (a "Regulatory Change"): (i) shall subject any of the Funding Parties to any charge or withholding on or with respect to the applicable Funding Agreement or the Assets or other property conveyed hereunder or funds advanced in connection therewith, or such Funding Party's obligations under any of the Funding Agreements, (ii) shall impose, modify or deem applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties or (iii) shall impose any other condition, and the result of any of the foregoing is to impose a cost on or increase the cost to any of the Funding Parties (A) of its commitment under any of the Funding Agreements, or (B) of its purchasing, maintaining or funding of any of its property interests under any of the Funding Agreements, or (C) of the Assets or its interest therein, as the case may be, or to reduce the amount of any sum received or receivable by any of the Funding Parties under any of the Funding Agreements or to require any payment calculated by reference to the amount of interests or loans held or interest or other amounts received by it, then, upon demand by the Agent, Premier shall pay to the Agent or such Funding Party such additional amounts as will compensate such Funding Party for such increased cost or reduction.

        (b) If any of the Funding Parties shall have determined that any Regulatory Change (including any such Regulatory Change that results in or results from or otherwise relates to any transaction in connection with any of the Funding Agreements or any commitment thereunder or hereunder being classified as a highly leveraged transaction for regulatory or other purposes) has or would have the effect of reducing the rate of return on such Funding Party's capital as a consequence of such Funding Party's obligations or commitment under any of the Funding Agreements to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies with respect to capital adequacy), then, from time to time upon demand by the Agent, Premier shall pay to the Agent or such Funding Party such additional amounts as will compensate such Funding Party for such reduction.

        (c) If any Person shall become entitled to claim any additional amounts pursuant to Section 6.3(a) or 6.3(b), such Person (i) shall promptly notify Premier, through the Agent, of the event or circumstance by reason of which it has become so entitled, and (ii) shall deliver to Premier and the Agent one or more certificates setting forth the amounts due to such Person under Section 6.3(a) or 6.3(b), a description of such event or circumstance by reason of which it has become entitled to such amount and the manner of computation and calculation of such amount; provided, however, it is agreed by way of clarification that claims for any additional amounts pursuant to
Section 6.3(a) or 6.3(b) must be reasonably attributable to the transactions which are the subject of the Transaction Documents and such certificate shall also reasonably demonstrate the connection with, and method of attribution to, such transactions; provided further, however, claims for increased cost or reduced returns pursuant to Section 6.3(a) or 6.3(b) shall only be payable if the Regulatory Changes are generally applicable to the banking or other applicable industry in the country of origin of the applicable Funding Party or in the country in which the applicable Funding Party operates. Each such certificate shall be conclusive absent manifest error. Premier shall pay to the Agent, for the account of such Person, the amount shown as due on any such certificate within ten (10) Business Days after receipt of the same. No failure on the part of any Person to demand compensation under this Section 6.3 on any occasion shall constitute a waiver of its right to demand such compensation on any other occasion. The protection of this Section 6.3 shall be available to each Person regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other conditions which shall give rise to any demand by such Person for compensation hereunder.

        (d) If any liquidity provider of Windmill shall become affected by any of the changes or events described in Section 6.3(a) or 6.3(b) and the Agent, on behalf of such liquidity provider, shall petition Premier for any increased cost or amounts thereunder, then in such case, Premier or the Agent may, upon at least ten (10) Business Days prior notice to the Agent (with respect to Premier) and such liquidity provider, designate a replacement liquidity provider acceptable to the Agent and the Purchasers in accordance with the terms of the Transaction Documents.

        Section 6.4. Other Costs and Expenses. Premier shall pay to the Agent and the Purchasers on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments, supplements, waivers and any other modification of any provision) of the Transaction Documents, (b) the sale of the Assets to the Agent hereunder, (c) the perfection as against all third parties whatsoever of the Agent's right, title and interest in the Assets and (d) the enforcement by the Agent or the Purchasers of the indebtedness, obligations and liabilities of Premier, the Performance Guarantor and the Servicer under the Transaction Documents, or any related document or of any Obligor under any Receivable or other Asset, including costs and expenses with respect to advising any Funding Party as to its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses, if any, including counsel fees and expenses of any Funding Party in connection with the enforcement of the Transaction Documents and any such Funding Agreement and in connection with any restructuring or workout of such Transaction Documents or the administration of the Transaction Documents following a Significant Event or enforcement of the indebtedness, obligations and liabilities of any Obligor under any Receivable or other Asset. Premier shall reimburse the Agent for the cost of the Agent's auditors (which such auditors may be employees of the Agent) auditing the books, records and procedures of Premier. Premier shall reimburse Windmill for any amounts Windmill must pay to any Windmill Funding Source pursuant to any Funding Agreement on account of any Tax described in, and made payable by application of, Section 6.2 and applicable to such Windmill Funding Source. Premier shall reimburse the Agent and the Purchasers on demand for any and all amounts specified in the Fee Letter and the Pricing Letter.

        Section 6.5. Withholding Taxes. All payments made by Premier or the Servicer under the Transaction Documents shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority excluding, in the case of the Agent and each Purchaser, any net income taxes imposed on the Agent or such Purchaser (such non-excluded Taxes being hereinafter called "Non-Excluded Taxes"). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Agent or any Purchaser, the amounts so payable to the Agent or such Purchaser shall be increased to the extent necessary to yield to the Agent or such Purchaser (after payment of all Taxes) all such amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by Premier or the Servicer, as promptly as possible thereafter, Premier or the Servicer shall send to the Agent for its own account or for the account of such Purchaser, as the case may be, a certified copy of an original official receipt received by Premier or the Servicer showing payment thereof. If Premier or the Servicer fails to pay any Non- Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required documentary evidence, Premier or the Servicer shall indemnify the Agent and the Purchasers for such Non-Excluded Taxes and any incremental Taxes that may become payable by the Agent or any Purchaser as a result of any such failure.

        Section 6.6. Allocations. All allocations to be made pursuant to the foregoing provisions of this Article VI shall be made by the Agent in its reasonable discretion and shall be binding on Premier. Should the Agent invoke the indemnity provisions of this Article VI, then the Agent shall provide Premier with one or more certificates setting forth amounts due, a description of such event or circumstance by reason of which it has become entitled to invoke this Article VI, and the basis of any calculations made which, in the absence of material error, shall be conclusive and binding for all purposes. Premier shall pay to the Agent the amount shown as due on any such certificate within ten (10) Business Days after receipt of same. For all purposes of determining materiality under this Article VI, no Person shall have the right to receive any information other than its right to receive from the Agent (or the applicable Funding Party) one or more certificates setting forth amounts due, a description of such event or circumstance by reason of which it has become entitled to invoke this Article VI, and the basis of any calculations made.


                                  ARTICLE VII

                                 MISCELLANEOUS

        Section 7.1. Term of Agreement. This Agreement shall terminate when all the Aggregate Unpaids have been paid in full. Notwithstanding the foregoing, (i) the rights and remedies of the Agent and each Purchaser with respect to any representation and warranty made, or deemed to be made, by Premier, the Performance Guarantor or the Servicer, (ii) the indemnification and payment provisions hereof (including Sections 6.1, 6.2, 6.3, 6.4 and 6.5), and (iii) any other provision which by its own terms survives the termination of this Agreement, shall be continuing and shall survive any termination of this Agreement.

        Section 7.2. Waivers; Amendments. No failure or delay on the part of the Agent or any Purchaser in exercising any power, right, privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. The rights, powers, privileges and remedies herein provided shall be cumulative and not exclusive of any rights, powers, privileges or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No waiver, amendment, supplement or other modification to this Agreement shall be effective unless in writing and signed by each of the parties hereto.

        Section 7.3. Notices. Except as provided below, all communications, demands and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to each other party at its address or telecopy number set forth on its signature page of the Purchase Agreement or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mails with first-class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.3; provided, however, that, in the case of any notice to be given under Article II, such notice shall not be effective until receipt thereof by the Person to whom such notice is to be given. Notwithstanding the foregoing, if Premier makes Tranche Period or Tranche Rate selections, it hereby authorizes the Agent to make such selections based on telephonic notices made by any Person which the Agent in good faith believes to be acting on behalf of Premier. Premier agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Premier. Each Affiliated Entity, and the Servicer, hereby authorizes the Agent, at the Agent's option, to tape record all or any part of telephonic notices and any other related conversations. The Agent's records as to all such matters shall be deemed correct. The absence of any written confirmation shall not affect the validity of the notice. If the written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

        Section 7.4. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. Each Affiliated Entity, and the Servicer, hereby submits to the nonexclusive jurisdiction of any United States District Court for New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Affiliated Entity, and the Servicer, hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 7.4 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against any Affiliated Entity, or the Servicer, or its property in the courts of other jurisdictions.

        Section 7.5. Further Assurances. Each Affiliated Entity, and the Servicer, agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments required or reasonably requested by the Agent to more fully effect the purposes of the Transaction Documents, including the execution of any financing statements or continuation statements relating to the Assets for filing under the provisions of the UCC of any applicable jurisdiction.

        Section 7.6. Waiver of Confidentiality. Anything herein to the contrary notwithstanding, each Affiliated Entity, and the Servicer, hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Funding Parties by other Funding Parties, and (ii) by the Funding Parties to any prospective or actual assignee or participant of any of them (only if such nonpublic information is accompanied by a statement that such prospective or actual assignee or participant agrees, by receipt of such information, to maintain the confidentiality of such information) or any rating agency or provider of a surety, guaranty or credit or liquidity enhancement to any of them or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which ABN AMRO provides managerial services or acts as the administrative agent, or the administrator, the management company, any referral agent, any depositary or issuing agent, any commercial paper dealer or placement agent of Windmill, or any officers, directors, employees, outside accountants, auditors, Governmental Authorities having jurisdiction over them or lawyers of any of the foregoing. In addition, the Funding Parties may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force and effect of law).

        Section 7.7. Confidentiality of Agreement. Unless otherwise agreed to in writing by the Agent, each Affiliated Entity, and the Servicer, hereby agrees that it will not disclose the contents of the Transaction Documents, or any other confidential or proprietary information furnished by any Funding Party, to any other Person except (i) its auditors and attorneys or (ii) as otherwise required by applicable law or order of a court of competent jurisdiction.

        Section 7.8. Limitation of Liability. No claim may be made by Premier, the Performance Guarantor, the Servicer or any other Person against any Funding Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Transaction Documents, or any act, omission or event occurring in connection therewith; and Premier, the Servicer and the Performance Guarantor for themselves, and all other Persons claiming by or through them, hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        Section 7.9. Limitations Regarding Premier. (a) Agreement Not to Petition. Each of the parties hereto and each Purchaser hereby covenants and agrees that such Person shall not at any time institute against Premier any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law.

        (b) Limited Recourse. Notwithstanding any other provision of this Agreement, all obligations and liabilities of Premier hereunder and under the other Transaction Documents shall constitute Aggregate Unpaids and shall be limited recourse to Premier, with such recourse being limited to the Assets.

        (c) No Affect. Notwithstanding any of the limitations set forth in this Section 7.9 with respect to Premier, none of the liabilities, indemnifications, payments or other obligations or duties of the Performance Guarantor, CCC or the Servicer shall in any way be limited, deferred or otherwise affected by this Section 7.9 nor shall the application of this
Section 7.9 be interpreted in any manner which is inconsistent with the Agent's ownership of the Assets or which limits, defers or otherwise affects the ability of any Person to recover the Aggregate Unpaids from the Assets.

        (d) Administration. Each of the parties to this Agreement hereby acknowledges and agrees that each and every responsibility, function, duty and agreement of Premier set forth herein will be performed by CCC for, in the name of and on behalf of Premier, as Premier's administrative agent.

        Section 7.10. Enforceability of Receivables. The obligations of each Affiliated Entity, and the Servicer, under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable or the sale of the Assets to the Agent hereunder.

        Section 7.11. Third-Party Beneficiaries. The Purchasers are intended to be third-party beneficiaries of this Agreement.

        Section 7.12. Agreement to Generic Provisions and Standard Provisions. Each of the parties hereto hereby agrees to be bound by, and comply with, all of the terms, provisions and agreements set forth in Schedules I and II. All defined terms used therein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the other Transaction Documents; provided, however, that the term "this Agreement" as used therein shall refer to this Agreement. The provisions of Sections SP.2, SP.3, SP.5 and SP.6 shall survive the termination of this Agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.


PREMIER AUTO RECEIVABLES
  COMPANY, as Premier

By:     /s/ D.M. Cantwell
        -----------------
Name:       D.M. Cantwell
Title:      Vice President - Corporate Finance
Address:    27777 Franklin Road
            Southfield, Michigan 48034-8286
Attention:  Secretary
Telecopy:   (810) 948-3148
Telephone:  (810) 948-3060


CHRYSLER CREDIT CORPORATION,
  individually and as the Servicer

By:     /s/ D.M. Cantwell
        -----------------
Name:       D.M. Cantwell
Title:      Vice President - Corporate Finance
Address:    27777 Franklin Road
            Southfield, Michigan 48034-8286
Attention:  Secretary
Telecopy:   (810) 948-3148
Telephone:  (810) 948-3060


CHRYSLER FINANCIAL CORPORATION,
  as the Performance Guarantor

By:     /s/ D.M. Cantwell
        -----------------
Name:       D.M. Cantwell
Title:      Vice President - Corporate Finance
Address:    27777 Franklin Road
            Southfield, Michigan 48034-8286
Attention:  Secretary
Telecopy:   (810) 948-3148
Telephone:  (810) 948-3060


ABN AMRO BANK N.V., as the Agent

By:     /s/ Robert J. Graff
        -------------------
Name:       Robert J. Graff
Title:      Group Vice President


By:     /s/ John Wm. Stanger
        --------------------
Name:       John Wm. Stanger
Title:      Group Vice President
Address:    Structured Finance, Asset
            Securitization
            135 South LaSalle Street
            Chicago, IL 60674-9135
Attention:  Purchaser Agent- Windmill
Telephone:  (312) 904-2737
Telecopy:   (312) 904-6376